Exhibit 99.1

NEWS

Company Contact:	Media Contact:	Investor Contact:
R. Gregory Miller	Claudia Lin	Kellie Nugent
Chief Financial Officer	Marketing and Public Relations	Shelton Group Investor Relations
WJ Communications	WJ Communications	For WJ Communications
408-577-6200	408-577-6341	972-239-5119 ext. 125
Gregory.Miller@wj.com	Claudia.Lin@wj.com	Knugent@sheltongroup.com

WJ Communications to Restate 2006 Consolidated Balance Sheet to Adjust Restructuring Reserve Balances Originally Established in 2001 and 2002

SAN JOSE, CA. — April 26, 2007 - WJ Communications, Inc. (NASDAQ-WJCI), a leading designer and supplier of radio frequency (RF) products and solutions for the wireless infrastructure and radio frequency identification (RFID) reader markets, today announced that it will restate its previously filed Form 10-K for the year ended December 31, 2006 to reflect an error identified in the Company’s restructuring accrual that was established in 2001 and 2002. The restructuring accrual was related to excess office space in its leased facilities in San Jose. The consolidated balance sheet will be corrected by increasing long-term liabilities by $1,332,000 and decreasing stockholders’ equity by the same amount for all periods presented. The correction has no impact on the consolidated statements of operations for the periods presented and relates to payments expected to occur in 2010 and 2011. As such, the corrections will have no impact on short-term liquidity.

The Company will be filing an Amendment No. 2 to its annual report on Form 10-K/A for the period ended December 31, 2006 as soon as practicable and has filed a Form 8-K concurrently with this press release which contains additional information regarding the correction and restatement and its impact on the Company’s previously filed financial statements which should be read in conjunction with this press release. The Amendment No. 1 to Form 10-K/A being filed by the Company today relates solely to information required by Part III, Items 10 through 14 of Form 10-K and does not relate to financial statements.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and WiMax. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

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